Exhibit 99.1

TORRANCE, Calif., Dec. 03, 2024, Navitas Semiconductor (Nasdaq: NVTS) the only pure-play, next-generation, power semiconductor company and industry leader in gallium nitride (GaN) power ICs and silicon carbide (SiC) technology,  today announced that Dr. Ranbir Singh, formerly Executive Vice President at Navitas and the founder and CEO of GeneSiC Semiconductor, has been appointed to Navitas’ board of directors.

“We are pleased to welcome Ranbir to the board of directors,” said Gene Sheridan, Chairman, President and CEO. “Ranbir has led the industry with over 20 years of SiC innovation as the founder and CEO of GeneSiC; and 8 years prior to that at Wolfspeed (formerly Cree, Inc.) and brings deep industry knowledge to the board. We look forward to his contributions as we grow our business with next-generation, clean-energy power for an efficient and sustainable future.”

Dr. Singh joined Navitas with the acquisition of GeneSiC Semiconductor, which he founded in 2004. Dr. Singh has dedicated his life to the mission of high-performance, high-reliability silicon carbide technology, and is highly respected in the power electronics community, with several awards, over 200 journal and conference papers, a book and over 40 US patents.

“I am excited to be joining the Navitas board at this pivotal moment as the company leads technical innovation with disruptive, wide band-gap technology, into fast-growing AI, EV and Mobile markets,” said Dr. Singh. “Navitas is executing a significant transformation in the semiconductor industry, and it is an honor to have the opportunity to continue to contribute to the company’s growth and innovation.”

Dr. Singh holds a Bachelor of Technology, Electrical Engineering from the Indian Institute of Technology, Delhi, and both Master’s and PhD in Electrical Engineering – Power Semiconductors, from North Carolina State University (NCSU), Raleigh. He was inducted into NCSU’s Department of Electrical and Computer Engineering (ECE) Alumni Hall of Fame in 2022.

About Navitas
Navitas Semiconductor (Nasdaq: NVTS) is the only pure-play, next-generation power-semiconductor company, celebrating 10 years of power innovation founded in 2014. GaNFast™ power ICs integrate gallium nitride (GaN) power and drive, with control, sensing, and protection to enable faster charging, higher power density, and greater energy savings. Complementary GeneSiC™ power devices are optimized high-power, high-voltage, and high-reliability silicon carbide (SiC) solutions. Focus markets include AI datacenters, EV, solar, energy storage, home appliance / industrial, mobile and consumer. Over 300 Navitas patents are issued or pending, with the industry’s first and only 20-year GaNFast warranty. Navitas was the world’s first semiconductor company to be CarbonNeutral®-certified.
Navitas Semiconductor, GaNFast, GaNSense, GeneSiC and the Navitas logo are trademarks or registered trademarks of Navitas Semiconductor Limited and affiliates. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

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Contact Information
Stephen Oliver, VP Investor Relations
ir@navitassemi.com